UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

MARTHA STEWART LIVING OMNIMEDIA, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Martha Stewart Living Omnimedia, Inc. Stockholder Forum Martha Stewart Living Omnimedia, Inc. aims to communicate with transparency and integrity. We strive to be a best-in-class resource for Martha Stewart Living Omnimedia, Inc. investors and analysts. As always, we are committed to you, our stockholders, and we look forward to continuing a meaningful and lasting dialogue with you. Voting Is very Important for your investm entSubmit a Pre-Meeting Question If you would like to ask a question in advance of the meeting, please submit it here. We appreciate your input and look forward to hearing from you. We will do our best to address your questions during our annual meeting. Attend the Annual Meeting 2012 Virtual Stockholder Meeting In order for us to reach a greater number of stockholders, this year our annual meeting will be offered as a webcast where you will be able to vote electronically and ask questions during the meeting. Location: www.virtualshareholdermeeting.com/mso Date: May 23, 2012 Time: 12:00 PM Eastern Go Green Click nere to register for e-delivery of your investor materials Stockholder Materials Letter from the President and Chief Operating Officer Letter from the Founder Annual Report Proxy Statement Investor Relations Company Overview News Releases Management & Directors Stock Information Corporate Governance Contact Martha Stewart Living Omnimedia IR Follow Us